Exhibit 10.26

September 11, 2012

REMY INTERNATIONAL, INC.

EMPLOYEE STOCK PURCHASE PLAN

Remy International, Inc. (“Remy”) hereby establishes the Remy International, Inc. Employee Stock Purchase Plan (the “Plan”), effective on the first business day following Remy’s announcement of its third quarter 2012 earnings, which is expected to occur on or around November 6, 2012.

WHEREAS, Remy wishes to further align the interests of eligible participants with those of its shareholders;

WHEREAS, Remy has determined that providing an incentive for eligible participants to purchase shares of Remy stock will help align the interests of employees and shareholders; and

WHEREAS, Remy desires to increase the number of record holders of its common stock such that it will qualify for a listing on a national securities exchange.

NOW, THEREFORE, Remy hereby adopts the Plan as set forth below.

1.	Eligibility. All (i) salaried employees of Remy and its subsidiaries, leased employees of Remy and its subsidiaries designated by the Committee, and their respective Immediate Family Members (as defined below), in each case who reside in the United States, and (ii) those employees of Fidelity National Financial, Inc. (“FNF”) and its subsidiaries, and their respective Immediate Family Members who reside in the United States who are designated as eligible by the Committee are eligible to participate in the Plan (“Participant”). “Immediate Family Member” means a spouse, parent, child and/or sibling of an eligible employee or leased employee; provided such individual is over the age of eighteen (18) and is identified by the employee or leased employee in the manner prescribed by the Committee. The right to subscribe for shares hereunder is not transferrable.

Notwithstanding the foregoing, Remy reserves the authority to exclude any individual from participation in the Plan to comply with the securities laws of all states in the United States in which persons eligible to subscribe for stock reside. Remy will not offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which the offer or sale of shares of common stock in this offering to such persons would require us, or our officers, trustees or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify our securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction.

2.	Participation and Enrollment.

(a)	Participation. Subject to Section 6, each Participant in this Plan may elect to purchase no less than one hundred (100) shares of Remy common stock (“Share” or “Shares”) and no more than two hundred (200) Shares during the period set forth in Section 5 of the Plan (the “Offering Period”) (the “Participant Shares”).

(b)	Issuance. Participants shall purchase the Shares at the price and on the date specified by the Committee (the “Purchase Date”).

(c)	Enrollment. A Participant must complete the forms or actions required by Remy, including, but not limited to:

i.	Purchase Form (required for participation in the Plan);

ii.	Enrollment Forms (required for participation in the Plan), if required; and

iii.	Delivery of a check for the total “purchase price” of the Shares purchased by a Participant. The purchase price shall be determined by the Committee.

(d)	Designated Transfer Agent. Notwithstanding anything to the contrary contained in the Plan, a Participant must use the transfer agent designated and paid for by Remy to receive Participant Shares and Additional Shares under this Plan (the “Transfer Agent”).

3.	Additional Shares.

(a)	Additional Shares. Subject to Section 3(b) below, a Participant shall be eligible to receive additional Shares at a rate of 15 Shares for every 100 Shares purchased (hereinafter, “Additional Shares”).

(b)	Proration. The number of Additional Shares shall be prorated if the Participant purchases more than one hundred (100) Participant Shares and the number of Participant Shares is not divisible by one hundred (100); provided, however, that any fractional Shares shall be rounded down to the next lower whole Share.

(c)	Taxation. The fair market value of Additional Shares issued to any employee and the employee’s family members under this Plan shall be reported as taxable income to the applicable employee of Remy (or one of its subsidiaries) or FNF (or one of its subsidiaries).

i.

With respect to any Remy salaried employee, the employee must pay any applicable taxes and withholding on income for the employee’s Additional Shares by (x) paying the tax to Remy through payroll deduction or (y) directing that sufficient Shares otherwise issuable to the employee be withheld to satisfy such tax. Any withholding obligation for tax liability attributable to Additional Shares issued to such an employee’s Immediate Family Members will be satisfied by automatically withholding sufficient Additional Shares otherwise issuable to such Immediate Family Member. Any difference between the withheld Shares of an employee and, if applicable, his or her Immediate Family Member(s), less tax withholding, shall be remitted to the employee through the payroll date that is at least ten (10) business days after the Purchase Date.

ii.	The fair market value of Additional Shares issued to a leased employee and, if applicable, the leased employee’s Immediate Family Member(s), will be reported as income received by the leased employee. The leased employee shall be responsible for reporting and paying any applicable taxes.

iii.	With respect to any FNF employee or his or her Immediate Family Member(s), the FNF employee shall pay any applicable taxes and withholding on income for the employee’s or his or her Immediate Family Member(s)’ Additional Shares by paying the tax to FNF through payroll deduction.

(d)	Excluded Compensation. The Fair Market Value of Additional Shares shall not be considered compensation for any other benefit plan, payroll practice or overtime.

4.	Receipt of Shares. Each Participant will have any Participant Shares and Additional Shares issued to the Participant and deposited into an individual account with the Transfer Agent. So long as an individual is not in possession of material non-public information and the Remy Securities Trading Policy does not prohibit the individual from buying or selling Shares, the individual may sell the Participant Shares and Additional Shares at any time. Stock certificates may be requested on an individual basis at no cost to the Participant for the original certificate. Applicable costs will apply to replacement certificates.

5.	Term. The right to purchase Shares under this Plan shall begin and end on the times and dates specified by the Committee. Any Shares and, if applicable, taxes must be fully paid as of such end time. Notwithstanding the foregoing, if the Shares are not approved for listing, subject to notice of issuance, on an established securities market exchange prior to the foregoing end time, this Plan shall be null and void, and no right to purchase shall be granted to any individual. In addition, the Committee may terminate this Plan at any time prior to the acceptance of payment for Shares, and no Shares shall be issuable.

6.	Maximum Shares Available. The maximum number of Shares that may be issued under this Plan is forty thousand (40,000). If the maximum number of requested shares is exceeded, a pro rata reduction will be made of any Participant’s Shares above one hundred (100) Shares purchased under the Plan.

7.	Cost. There shall not be any commission on the initial issuance of Participant Shares or Additional Shares.

8.	Miscellaneous Provisions.

(a)	Issuance. Shares issued under the Plan may be authorized and unissued shares or issued shares acquired by Remy on the market or otherwise.

(b)	Administration.

i.	The Plan shall be administered by the Compensation Committee of the Board of Directors or its delegee (the “Committee”).

ii.	The Committee, from time to time, may adopt rules and regulations for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the terms of the Plan, as the Committee, in its discretion, shall deem appropriate. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive.

The Committee shall maintain a written record of its proceedings. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee.

iii.	The Committee shall have the full power and final authority, in its discretion, but subject to the express provisions of the Plan, as follows:

a.	To determine who is a Participant eligible to participate in this Plan;

b.	To determine the number of Additional Shares to be granted under the Plan;

c.	To interpret, with discretionary authority, the terms of the Plan and to make all determinations necessary or advisable for the administration of the Plan; and

d.	To prescribe, amend and rescind rules relating to the Plan.

(c)	Adjustment in the Event of Change in Shares. In the event of changes in the outstanding common stock of Remy by reason of stock dividends, recapitalization, mergers, consolidations, stock splits, combinations or exchanges of shares and the like, the aggregate number and class of shares available under the Plan, the aggregate number and class of shares subject to individual limits under the Plan, and the price of Shares, shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

(d)	No Separate Funds. Nothing contained in the Plan or in any agreement shall require Remy to segregate or earmark any cash or other property.

(e)	Right to Amend or Terminate. The Board of Directors reserves the right to amend, modify or terminate the Plan. The amendment or termination of the Plan, however, shall not affect the rights of Participants who have been issued Participant Shares and Additional Shares.

(f)	Applicable Law. The validity, construction, interpretation and effect of the Plan and agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Indiana, without giving effect to the conflict of laws provisions thereof. No compensation may be deferred under this Plan and, therefore, the Plan is not subject to Section 409A of the Internal Revenue Code.

(g)	Anti-Assignment. No benefits, distribution or payment under the Plan to any Participant, former Participant or beneficiary may be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution, or other legal or equitable process.

(h)	No Representation. Remy makes no representations or warranties as to the tax consequences arising from participating in this Plan.

IN WITNESS WHEREOF, this Plan is hereby executed by the authorized representative of Remy International, Inc. this 11th day of September, 2012.

/s/ Fred Knechtel
Fred Knechtel

/s/ Gerald T. Mills
Gerald T. Mills